Exhibit 99.1

SiriusXM Exceeds 2014 Subscriber and Financial Targets; Issues 2015 Guidance

NEW YORK – January 7, 2015 – SiriusXM today announced that it ended 2014 with 27.3 million subscribers, reporting 1.75 million net subscriber additions in the year, exceeding the company’s increased guidance of 1.5 million net additions. Self-pay net additions in 2014 were 1.44 million, exceeding the company’s 2014 guidance of 1.25 million and resulting in ending self-pay subscriptions of over 22.5 million.

The company also announced that it expects to exceed its 2014 guidance for revenue, adjusted EBITDA and free cash flow.

“SiriusXM performed very well in 2014, exceeding our 2014 subscriber and financial guidance, even after pushing most of these targets higher during the year. With more people than ever subscribing to satellite radio, we expect the company’s strong performance to continue in 2015,” said Jim Meyer, SiriusXM’s Chief Executive Officer.

“Our exclusive, diverse, and expertly curated content continues to have widespread appeal. SiriusXM’s automotive distribution is growing by millions of units per year, and we expect to continue our exceptional track record of growth while simultaneously investing in innovative new services for the connected vehicle,” added Meyer.

The company also issued 2015 guidance for net subscriber additions, revenue, adjusted EBITDA, and free cash flow:

•	Net subscriber additions of approximately 1.2 million,
•	Revenue of approximately $4.4 billion,
•	Adjusted EBITDA of approximately $1.6 billion, and
•	Free cash flow of approximately $1.25 billion.

SiriusXM expects to announce its complete results for the fourth quarter and full year 2014 on February 5, 2015.

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About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the world’s largest radio broadcaster measured by revenue and has 27.3 million subscribers. SiriusXM creates and broadcasts commercial-free music; premier sports talk and live events; comedy; news; exclusive talk and entertainment; and the most comprehensive Latin music, sports and talk programming in radio. SiriusXM is available in vehicles from every major car company in the U.S. and from retailers nationwide as well as at shop.siriusxm.com. SiriusXM programming is available through the SiriusXM Internet Radio App for smartphones and other connected devices as well as online at siriusxm.com. SiriusXM also provides premium traffic, weather, data and information services for subscribers in cars, trucks, RVs, boats and aircraft through SiriusXM Traffic™, SiriusXM Travel Link, NavTraffic®, NavWeather™, SiriusXM Aviation, SiriusXM Marine™, Sirius Marine Weather, XMWX Aviation™, and XMWX Marine™. SiriusXM holds a minority interest in SiriusXM Canada which has more than 2 million subscribers.

On social media, join the SiriusXM community on Facebook, Twitter, Instagram, and YouTube.

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning.  Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control.  Actual results may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:  our competitive position versus other radio and audio entertainment providers; our ability to attract and retain subscribers, which is uncertain; our dependence upon the auto industry; general economic conditions; failure of our satellites, which, in most cases, are not insured; the interruption or failure of our information and communications systems; the security of the personal information about our customers; royalties we pay for music rights, which increase over time; the unfavorable outcome of pending or future litigation; our failure to realize benefits of acquisitions; rapid technological and industry change; failure of third parties to perform; changes in consumer protection laws and their enforcement; failure to comply with FCC requirements and other government regulations; and our indebtedness.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2013, which is filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet site (http://www.sec.gov).  The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

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Contact Information for Investors and Financial Media:

Investors:

Hooper Stevens

212 901 6718

hooper.stevens@siriusxm.com

Media:

Patrick Reilly

212 901 6646

patrick.reilly@siriusxm.com